Exhibit 99.1

UNITED TO HOLD LIVE WEBCAST OF

FIRST-QUARTER 2012 FINANCIAL RESULTS

SPECIAL CHARGES SUMMARY FOR THE FIRST QUARTER 2012

CHICAGO, April 19, 2012 – United Continental Holdings, Inc. (NYSE: UAL) will hold a conference call to discuss first-quarter 2012 financial results on Thursday, April 26, 2012 at 10:00 a.m. CT/11:00 a.m. ET. A live, listen-only webcast of the conference call will be available at ir.united.com.

The webcast will be available for replay within 24 hours of the conference call and then archived on the website for a limited time.

First-Quarter Special Charges

UAL expects to record special charges of $162 million during the first quarter of 2012. Details are as follows (in millions):

Three Months Ended March 31, 2012
Integration-related costs	$134
Voluntary severance and benefits	49
Gains on sale of assets and other special charges, net	(19)

Subtotal special charges	164
Income tax benefit	(2)

Total special charges, net of income taxes	$162

Integration-related costs: Integration-related costs include compensation costs related to systems integration and training, costs to repaint aircraft and other branding activities, costs to write-off or accelerate depreciation on systems and facilities that are no longer used or planned to be used for significantly shorter periods, relocation costs for employees and severance primarily associated with administrative headcount reductions.

Voluntary severance and benefits: The company recorded $49 million associated with two voluntary employee programs. In one program, approximately 400 mechanics offered to retire early in exchange for a cash severance payment that was based on the number of years of service each employee had accumulated. The other program is a voluntary company-offered

UAL TO HOLD LIVE WEBCAST / PAGE 2

leave of absence that approximately 1,800 flight attendants accepted, which allows for continued medical coverage during the leave of absence period.

Gains on sale of assets and other special charges, net: The company sold six aircraft and its interest in a crew hotel in Hawaii during the first quarter of 2012. The company also recorded an impairment charge on an intangible asset related to take-off and landing slots to reflect the discontinuance of one of the frequencies on an international route. The company also made adjustments to certain legal reserves.

About United

United Airlines and United Express operate an average of 5,656 flights a day to 376 airports on six continents from our hubs in Chicago, Cleveland, Denver, Guam, Houston, Los Angeles, New York/Newark, San Francisco, Tokyo and Washington, D.C. In 2011, United carried more traffic than any other airline in the world, and operated more than two million flights carrying 142 million passengers. United is upgrading its cabins with more flat-bed seats in first and business class and more extra-legroom economy-class seating than any other airline in North America. United operates nearly 700 mainline aircraft and has orders for more than 125 new aircraft deliveries from 2012 through 2019, including 50 Boeing 787 Dreamliners and 25 Airbus A350XWBs. United was rated the world’s most admired airline on FORTUNE magazine’s 2012 airline-industry list of the World’s Most Admired Companies. Readers of Global Traveler magazine have voted United’s MileagePlus program the best frequent flyer program for eight consecutive years. United is a founding member of Star Alliance, which provides service to 189 countries via 26 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com or follow United on Twitter and Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

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